Exhibit 99.1

The Middleby Corporation Reports Fourth Quarter and Full Year Results

ELGIN, Ill.--(BUSINESS WIRE)--March 3, 2015--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net sales and earnings for the fourth quarter and full fiscal year ended January 3, 2015. Net earnings for the fourth quarter were $51,749,000 or $0.91 diluted earnings per share on net sales of $434,995,000 as compared to the prior year fourth quarter net earnings of $49,921,000 or $0.87 diluted earnings per share on net sales of $377,420,000. Net earnings for the fiscal year ended January 3, 2015 were $193,312,000 or $3.40 diluted earnings per share on net sales of $1,636,538,000 as compared to net earnings of $153,928,000 or $2.74 diluted earnings per share on net sales of $1,428,685,000 in the prior year.

2014 Fourth Quarter and Full Year Financial Highlights

  Net sales increased 15.3% in the fourth quarter and 14.5% for the full fiscal year of 2014 over the comparative prior year periods. Excluding the impact of acquisitions, sales increased 7.4% during the fourth quarter and 8.4% for the full year.
  Net sales at the company’s Commercial Foodservice Equipment Group increased 14.8% in the fourth quarter and 16.3% for the full fiscal year of 2014 over the comparative 2013 periods. During fiscal 2013, the company completed the acquisitions of Celfrost and Wunder-Bar. During fiscal 2014, the company completed the acquisitions of Market Forge and Concordia. Excluding the impact of these acquisitions, sales increased 9.0% in the fourth quarter and 8.9% for the full year.
  Net sales at the company’s Food Processing Equipment Group increased 6.6% in the fourth quarter and 7.1% for the full fiscal year of 2014 as compared to 2013. During fiscal 2014, the company completed the acquisition of Processing Equipment Solutions. Excluding the impact of this acquisition, sales increased by 1.1% in the fourth quarter and 3.7% for the full year.
  Net sales at the company’s Residential Kitchen Equipment Group increased 29.0% in the fourth quarter and 17.6% for the full fiscal year of 2014 as compared to 2013. During fiscal 2014, the company completed the acquisition of U-Line. Excluding the impact of this acquisition, sales increased by 9.2% in the fourth quarter and 12.8% for the full year.
  Gross profit in the fourth quarter increased to $169.1 million from $150.7 million and the gross margin rate decreased from 39.9% to 38.9%. Gross profit margins during the quarter reflected lower margins at the Residential Kitchen Equipment Group due to increased warranty costs and the impact of new product introductions. For the full fiscal year of 2014, gross profit increased to $640.6 million from $550.0 million and the gross margin rate increased to 39.1% from 38.5%. The gross margin rate for the full fiscal year reflects the benefit of acquisition integration initiatives.
  Operating income increased 10.5% in the fourth quarter to $82.3 million from $74.5 million in the prior year quarter and increased 22.9% for the full fiscal year of 2014 to $300.4 million from $244.5 million in the prior year. Operating income included charges related to integration initiatives at Viking which amounted to $3.0 million or $0.04 per share in the fourth quarter and $7.1 million or $0.09 per share for the full year.
  Non-cash expenses during the fourth quarter of 2014 amounted to $14.1 million, including $4.2 million of depreciation, $4.8 million of intangible amortization and $5.1 million of non-cash share based compensation. Non-cash expenses for the full fiscal year of 2014 amounted to $56.8 million including $15.5 million of depreciation, $24.6 million of intangible amortization and $16.7 million of non-cash stock based compensation.
  The provision for income taxes in the fourth quarter amounted to $25.0 million at a 32.6% effective rate in comparison to $19.6 million at a 28.2% effective rate in the prior year quarter. For the full fiscal year of 2014, the provision for income taxes amounted to $87.5 million at 31.2% effective rate in comparison to $71.9 million at a 31.8% effective rate in the prior year.
  Operating cash flows amounted to $69.5 million during the fourth quarter and $233.9 million for the full fiscal year of 2014. Operating cash flows for the full year increased in comparison to $146.2 million in the prior year.
  Total debt at the end of 2014 fiscal fourth quarter amounted to $598.2 million as compared to $515.4 million at the end of the third quarter and $571.6 million at the end of fiscal 2013.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “In 2014, we realized solid growth and strengthened our competitive positions for each of our three business segments.”

“At our Commercial Foodservice Equipment Group, we continued to further build our business with chain restaurant customers adopting our new and innovative technologies as they seek to improve the efficiency of their restaurant operations. Additionally, we have made investments in sales and service capabilities in international markets such as Australia, Brazil, India, and the Mid-East. We continue to realize the benefits of these investments, with double digit revenue growth in overseas markets. We remain focused on product innovation across the segment, introducing products such as the TurboChef Fire oven, the Star rapid tortilla warmer, the Blodgett Helix oven technology and the Carter-Hoffmann vertical preparation station. With the 2014 acquisitions of Market Forge and Concordia and the recent 2015 acquisitions of Desmon, Goldstein Eswood and Marsal, we further broadened our portfolio of brands and product offerings and further expanded our global footprint.”

Mr. Bassoul continued, “At our Food Processing Equipment Group we realized solid progress towards our profitability goals with EBITDA margins expanding to 22.9% from 19.2% in the prior year reflecting the benefit from integration initiatives relating to numerous acquisitions completed over the past several years. Building upon Middleby’s existing international sales and distribution infrastructure, we furthered our international sales presence in markets such as China, Eastern Europe and the Mid-East. Through acquisition, we also expanded our portfolio of brands and complementary technologies. This includes the addition of the Intellijet water cutting technology from the acquisition of Processing Equipment Solutions along with the most recent addition of the Thurne branded high speed slicing technologies acquired from Marel.”

Mr. Bassoul further commented, “At our Residential Kitchen Equipment Group, we focused on the initiatives that were started in fiscal 2013. We completed the consolidation and integration of our company owned sales and distribution organization. This organization, which was established through the 2013 and 2014 distributor acquisitions and consolidation of ten independent Viking distributors covering the U.S, has now been combined into one single business unit with integrated sales, customer service, technical service and distribution capabilities. In 2014, we also brought to market a number of new and award winning product families such as the 7-series range, the French Door wall oven, and a complete new lineup of cooktops. We are currently in process of launching our new line of built-in refrigeration, soon to be followed by our Tuscany range and TurboChef rapid cook oven. Near the end of 2014, we were pleased to announce our second major addition to the residential segment with the acquisition of U-Line, a leading manufacturer of premium under-counter refrigeration, wine preservation units and ice machines. U-Line products are recognized for quality and innovation.”

Conference Call

A conference call will be held at 9:30 a.m. Central time on March 4, 2015 and can be accessed by dialing (888) 391-6937 and providing conference code 94579228# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (855) 859-2056 and providing code 94579228#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, FriFri®, Giga®, Goldstein®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef®, Viking®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, Process Equipment Solutions®, RapidPak®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen equipment industry includes Brigade®, Jade®, Turbochef®, U-Line® and Viking®. The Middleby Corporation was named one of Fortune Magazine’s Fastest Growing Companies in October 2014.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	4th Qtr, 2014	4th Qtr, 2013	4th Qtr, 2014	4th Qtr, 2013
Net sales	$434,995	$377,420	$1,636,538	$1,428,685
Cost of sales	265,940	226,689	995,953	878,674

Gross profit	169,055	150,731	640,585	550,011

Selling & distribution expenses	45,500	39,080	182,578	155,639
General & administrative expenses	41,260	37,197	164,094	149,910
Gain on litigation settlement	-	-	(6,519)	-

Income from operations	82,295	74,454	300,432	244,462

Interest expense and deferred
financing amortization, net	3,541	4,172	15,592	15,901
Other expense, net	1,997	782	4,050	2,780

Earnings before income taxes	76,757	69,500	280,790	225,781

Provision for income taxes	25,008	19,579	87,478	71,853

Net earnings	$51,749	$49,921	$193,312	$153,928

Net earnings per share:

Basic	$0.91	$0.89	$3.41	$2.76

Diluted	$0.91	$0.87	$3.40	$2.74
Weighted average number shares:

Basic	56,866	56,207	56,764	55,831

Diluted	56,935	57,141	56,784	56,148

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Jan 3, 2015	Dec 28, 2013
ASSETS

Cash and cash equivalents	$ 43,945	$36,894
Accounts receivable, net	229,875	205,264
Inventories, net	255,776	220,116
Prepaid expenses and other	27,980	32,322
Prepaid taxes	5,538	801
Current deferred tax assets	51,017	50,337
Total current assets	614,131	545,734

Property, plant and equipment, net	129,697	125,457

Goodwill	808,491	687,955
Other intangibles, net	492,031	447,944
Long-term deferred tax assets	2,925	1,641
Other assets	18,856	10,475

Total assets	$ 2,066,131	$1,819,206

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$ 9,402	$1,408
Accounts payable	98,327	96,518
Accrued expenses	220,585	213,459
Total current liabilities	328,314	311,385

Long-term debt	588,765	570,190
Long-term deferred tax liability	88,800	61,433
Other non-current liabilities	53,492	37,851

Stockholders’ equity	1,006,760	838,347

Total liabilities and stockholders’ equity	$ 2,066,131	$1,819,206

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
or
Tim FitzGerald, Chief Financial Officer, (847) 429-7744